UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2023
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UPWORK INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware		001-38678	46-4337682
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

475 Brannan Street, Suite 430
San Francisco,	California		94107
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s Telephone Number, Including Area Code: (650) 316-7500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	UPWK	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 21, 2023, Upwork Inc. (the “Company”) entered into separate, privately negotiated repurchase agreements with a limited number of holders of its 0.25% Convertible Senior Notes due 2026 (the “Notes”) to repurchase (the “Repurchases”) approximately $196.8 million aggregate principal amount of the Notes.

The repurchase price payable by the Company will be paid in cash and will be based in part on the daily volume-weighted average price per share of the Company’s common stock over a two consecutive trading day measurement period beginning on, and including, March 22, 2023. While it is not possible to predict with certainty the amount of cash that the Company will pay to complete the Repurchases until completion of the measurement period, the Company estimates that it will expend approximately $157 million in cash to consummate the Repurchases.

The Company previously entered into capped call transactions with certain financial institutions in connection with the initial issuance of the Notes. All of these transactions are expected to remain in effect notwithstanding the Repurchases.

The Repurchases are expected to close on or about March 27, 2023, subject to the satisfaction of customary closing conditions. Following such closings, approximately $378.2 million principal amount of the Notes will remain outstanding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UPWORK INC.

Date: March 22, 2023	By:	/s/Jacob McQuown
Jacob McQuown Vice President II, Deputy General Counsel